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EX-99.1

                    PRESS RELEASE, DATED September 18, 2000




                                                   FOR IMMEDIATE RELEASE
                                                   For more information contact:
                                                   Investor Relations
                                                   (303) 414-5347
                                                   Investor_relations@icgcom.com



                         ICG Communications Announces
         Revised Business Plan, Forecasts and Customer Service Issues

ENGLEWOOD, COLORADO, September 18, 2000 - ICG Communications, Inc. today announced a revised business plan in order to conserve cash resources, address serious customer service issues that have arisen and for other reasons. The revised business plan calls for controlled expansion, quality of service enhancements and cost savings. The new plan anticipates that for the remainder of 2000 and in 2001 the Company will experience reduced capital and corporate expenditures, slower expansion, significantly lower line installations, lower overhead costs and significantly reduced revenues and EBITDA. The revised plan anticipates for the year 2000 revenues of approximately $630 million, EBITDA of approximately $17 million and capital expenditures (CAPEX) of approximately $1 billion. Additionally, the revised plan anticipates for the year 2001 revenues ranging from $700 million to $800 million, EBITDA ranging from $100 million to $150 million and CAPEX ranging from $250 million to $350 million. This compares to prior estimates for 2001 of approximately $1.4 billion in revenue, approximately $350 million in EBITDA and $800 million in CAPEX.

Recently ICG has experienced significant customer service issues within certain segments of its Internet Remote Access Service, or IRAS, business that represents a significant portion of its revenues. These issues have involved, among other things, network outages, equipment failures and technical difficulties. As a result, some of its IRAS customers, including certain principal customers, have advised ICG that it is not in compliance with its service agreements. Some of these customers have reduced their commitments to ICG. These customers have indicated that, absent these issues being resolved, they intend to terminate their contractual arrangements with ICG. As a result of these quality of service issues, the Company expects to receive minimal revenues in the third and fourth quarters of this year from IRAS services with respect to approximately 150,000 installed IRAS lines. Some customers have also significantly slowed adding lines, which, along with other factors, will significantly adversely affect the number of lines provisioned by the Company in the third and fourth quarters of 2000. The Company previously had anticipated net line additions of approximately 470,000 lines in the third and fourth quarters of 2000 and approximately 1,000,000 lines in 2001. The revised business plan provides for net line additions of approximately 125,000 lines during the second half of 2000 and approximately 500,000 to 600,000 lines for the year 2001. Most of the new line additions over these periods consist of the Company's PRI (primary rate interface) and RAS (remote access service) products, which have not been materially impacted by current customer service issues.

ICG is currently addressing its customer service issues internally and with its customers. The Company is currently working together with its suppliers and vendors to appropriately and quickly resolve all the existing quality and service issues.

The revised business plan will result in reduced capital spending for the remainder of 2000 and 2001 and significantly slowed expansion and line provisioning for the remainder of the year and into 2001. The plan will also result in significant downward revisions of previously announced financial expectations for the Company. At this time, it is expected that for the remainder of the year 2000 and 2001 it will experience significantly reduced revenues and EBITDA as compared to the amounts previously anticipated. Previously, ICG had anticipated in excess of $400 million of revenues and approximately $60 million of EBITDA for the third and fourth quarters of 2000. The revised estimates are for approximately $300 million of revenues and negative EBITDA of approximately $25 million during the same period.

The Company's revised business plan reduces capital expenditures in the year 2001 by approximately $450 million to $550 million, representing a 56% to 69% reduction. This reduction and other factors will result in curtailment of certain expansion plans previously announced, including in the area of the Company's commercial business, it's DSL business and new markets. The revised business plan includes the completion of the 22 expansion markets during the year 2001, rather than in 2000 as previously anticipated.

Under the revised business plan, the Company will be in breach of certain covenants under its $200 million senior secured bank credit facility, in the absence of obtaining appropriate waivers.

Under the revised business plan, the Company will still need additional funding. The Company is engaging leading financial institutions to explore all strategic options involving the Company.

                     Forward Looking Statement Disclosure

Information and statements presented in this press release are intended to be, and are hereby identified as, "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are subject to risks and uncertainties. Actual events or results may differ materially from the forward-looking statements set forth herein. For example, without limitation, the Company's statements and projections regarding revenues and EBITDA and the resolution of its customer service issues are forward-looking. There may continue to be decreased demand for the Company's services and, as a result and for other operating reasons, including the lack of access to capital, the Company's actual revenues and EBITDA may be less than currently anticipated. Continuing competition and general economic conditions also may adversely affect
the actual operating results of the Company.   Risks and uncertainties affecting
the Company are detailed from time-to-time in various reports filed by the Company with the Securities and Exchange Commission, including Form 10-K (filed for the year ended 1999) and Forms 10-Q (filed quarterly subsequent to March 31, September 30 and June 30).